                                                                    EXHIBIT (21)


                        SUBSIDIARIES OF THE REGISTRANT

                              AS OF MARCH 1, 1999



Name of Corporation           Jurisdiction of Incorporation
-------------------           -----------------------------

PS Group, Inc.                Delaware
PS Trading, Inc.              California
PSG Services, Inc.            Delaware
PSG Systems, Inc.             Delaware
Statex Petroleum, Inc.        California